EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Michael Stick, General Counsel
Xerium Technologies, Inc.
508-532-1726
ir@xerium.com

Media: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

XERIUM TECHNOLOGIES ANNOUNCES CREDIT AGREEMENT AMENDMENT

COMPANY CHANGES ITS DIVIDEND POLICY;

ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.1125

YOUNGSVILLE, NC, May 2, 2007 — Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today announced that, in steps designed to facilitate future growth, it has secured an amendment to its existing senior credit facility, amended its agreement with certain shareholders with respect to the Company’s dividend reinvestment plan, changed its dividend policy and reaffirmed elements of its investment plan. The Company’s Board of Directors also declared a cash dividend under the new dividend policy.

Thomas Gutierrez, Xerium’s Chief Executive Officer, said, “These steps together provide improved financial flexibility to the Company that we believe will enable us to capitalize more aggressively on the long-term growth opportunities while accelerating reduction of our debt and improving our overall capital structure. Given the additional flexibility provided in part by the reduction in dividend, we expect to pursue our previously-announced plans to build a clothing manufacturing operation in Vietnam, fund additional investments in our roll cover business, expand our presence in South America and implement further actions aimed at reducing our overall cost structure.”

He added, “We are also exploring expansion opportunities in Eastern Europe consistent with our efforts to continue to improve our competitive position in the marketplace and better serve the needs of our customers. We have identified a significant array of investment opportunities that we believe would improve Xerium’s growth profile and profitability over time. As such, we expect to continue to review our capital structure and strategic alternatives to insure that we are taking the best advantage of these opportunities.”

The amendment to the credit facility includes, among other changes, the following changes:

•

Reduction of the minimum interest coverage ratio covenant for the period from the second quarter of 2007 through 2012 and of the minimum fixed charge ratio covenant for the period from the second quarter of 2007 through 2012.

•

Changes to previously existing covenant limiting dividends to make it more restrictive and the insertion of a covenant limiting the quarterly dividend payable on common stock of the Company to not more than $0.1125 per share in addition to the other restrictions on dividends.

•

Reduction of mandatory excess cash flow prepayment percentages in the event there is Excess Cash (as defined in the Credit Agreement) to 40% in fiscal year 2007, 27.5% in fiscal year 2008, and 50% in each fiscal year thereafter.

•	Changes to the definition of Adjusted EBITDA to add back Consolidated Restructuring and Growth Program Costs (as defined in the Amendment), subject to certain limitations.

•	Other changes that provide enhanced flexibility to invest in capital expenditures, joint ventures and acquisitions, subject to various restrictions.

In connection with the amendment, the Company paid an amendment fee of approximately $1.5 million, as well as other fees and expenses.

In connection with the changes to the credit agreement, certain investment entities managed directly or indirectly by Apax Europe IV GP Co Ltd have extended their commitment to participate in the Company’s dividend reinvestment plan through December 31, 2008 pursuant to terms in place under the December, 2006 agreement between these Apax entities and the Company. As of April 1, 2007, the Apax entities collectively held 23,532,351.8 shares of common stock of the Company or approximately 53% of the outstanding common stock of the Company.

The Company expects to file with the Securities and Exchange Commission a current report on Form 8-K with respect to the credit facility amendment and the agreement with the Apax entities that includes such amendment and agreement as exhibits. Please refer to the current report on Form 8-K and the exhibits for further detail regarding these instruments.

In addition, Xerium’s Board of Directors has re-evaluated the Company’s existing dividend policy adopted in May 2005, and the rate at which Xerium has paid quarterly dividends. The Board determined to adopt a new dividend policy under which quarterly dividends will be paid at an amount to be determined by the Board on a quarterly basis taking into account those factors deemed relevant by the Board. These factors may include such matters as the Company’s financial performance, the sufficiency of cash flow from operations to fund dividends, credit facility limitations, growth opportunities and debt repayments considerations.

Under the new dividend policy, on May 2, 2007, the Company’s Board of Directors declared a cash dividend of $0.1125 per share of common stock payable on June 15, 2007, to shareholders of record as of the close of business on June 5, 2007. This reflects a reduction from the quarterly dividend paid in the preceding six quarters of $0.225 per common share.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, owns a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 35 manufacturing facilities in 15 countries around the world, Xerium Technologies has approximately 3,800 employees.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words expects, anticipates, intends, plans, believes, seeks, estimates, indicates, suggests and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) labor unrest; (iii) currency fluctuations; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost changes and the volume and mixture of product and services revenues; (vi) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vii) the lack of any requirement to make dividend payments on our common stock at any particular level or at all; (viii) limitations imposed by our credit facility on the amount of dividends we are permitted to pay; (ix) our high degree of leverage and significant debt service obligations, together with our dividend policy, may cause us to have insufficient cash to fund growth and unexpected cash needs; (x) war or acts of terrorism in any country in which we conduct business; (xi) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xii) those other risks described under the heading Risk Factors in the Company’s Annual Report on Form 10-K for period ended December 31, 2006 filed with the Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

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